FORM OF
EMPLOYMENT AGREEMENT

THIS AGREEMENT (“Agreement”), as amended and restated, is made this 1st day of October, 2014 by and between Fox Chase Bancorp, Inc. (the “Company”), a Maryland corporation, with its principal offices at 4390 Davisville Road, Hatboro, Pennsylvania 19040, Fox Chase Bank (the “Bank”), a Pennsylvania state-chartered savings bank, with its principal offices at 4390 Davisville Road, Hatboro, Pennsylvania 19040 and Roger S. Deacon (“Executive”).

WHEREAS, the parties originally entered into this Agreement on July 6, 2007, restated the Agreement in its entirety effective October 1, 2008, October 1, 2010, October 1, 2011, October 1, 2012 and October 1, 2013; and hereby amended and restated the Agreement in its entirety effective October 1, 2014.

WHEREAS, the Company and Bank desire to continue to assure both entities of the services of Executive as Executive Vice President and Chief Financial Officer for the period provided for in this Agreement; and

WHEREAS, Executive and the Board of Directors of both the Company and Bank desire to enter into this amended and restated Agreement to clarify the terms and conditions of the employment of Executive and the related rights and obligations of each of the parties.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed as follows:

1.    Position and Responsibilities.

(a)    During the period of Executive’s employment under this Agreement, Executive agrees to serve as Executive Vice President and Chief Financial Officer of the Company and Bank.  Executive shall have responsibility for the general management and control of the business and affairs of the Company and its subsidiaries, including the Bank, and shall perform all duties and shall have all powers which are commonly incident to the offices of Executive Vice President and Chief Operating Officer or which, consistent with those offices, are delegated to him by the Board of Directors of the Company and Bank.

(b)    During the period of Executive’s employment under this Agreement, except for periods of absence occasioned by illness, vacation, and reasonable leaves of absence, Executive shall devote substantially all of his business time, attention, skill and efforts to the faithful performance of his duties under this Agreement, including activities and services related to the organization, operation and management of the Company and its subsidiaries, including the Bank, as well as participation in community, professional and civic organizations; provided, however, that, Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, companies or organizations listed by Executive on his annual conflict of interest reporting.

(c)     The Bank or the Company (as they shall determine), will furnish Executive with the working facilities and staff customary for executive officers with the titles and duties set forth in this Agreement and as are necessary for him to perform his duties.  The location of such facilities and staff shall be at the principal administrative offices of the Bank.

2.    Term.

(a)     Unless otherwise extended pursuant to Section 2(b) of this Agreement, the term of this Agreement shall expire on October 1, 2017.

(b)    The Compensation Committees of the Boards of Directors of the Company and Bank will review the Agreement and Executive’s performance annually for purposes of determining whether to extend the Agreement for an additional year.  The Chairman of the Boards of Directors will give notice to the Executive as soon as possible if the Boards have decided not to extend the Agreement.

(c)    Notwithstanding anything contained in this Agreement to the contrary, either Executive, the Company or the Bank may terminate Executive’s employment at any time during the term of this Agreement, subject to the terms and conditions of this Agreement.

3.     Compensation and Benefits.

(a)    The Bank or the Company (as they shall determine), shall pay Executive as compensation a salary of $206,000 per year (“Base Salary”).  In addition to the Base Salary provided in this Section 3(a), the Bank shall also provide Executive with all such other benefits as are provided uniformly to permanent full-time employees of the Bank.  If Executive’s Base Salary is increased, such increased Base Salary shall then constitute the Base Salary for all purposes of this Agreement.  For purposes of Section 4(b) of this Agreement, Base Salary shall be deemed to include the highest cash bonus or similar cash incentive compensation paid to or accrued on behalf of the Executive with respect to the three (3) taxable years preceding his termination of employment.  For purposes of Section 5(c) of this Agreement, Base Salary shall be defined as the amount reported in Box 1 of the Executive’s Form W-2, plus amounts deferred under the Bank’s 401(k) Plan and/or Section 125 Plan (if any), or deferred at the Executive’s election or on behalf of the Executive to any non-qualified deferred compensation plan of the Bank or the Company.

(b)    Executive shall be eligible to participate in or receive benefits under any employee benefit plans including but not limited to, retirement plans, profit-sharing plans, or any other employee benefit plan or arrangement made available by the Bank or Company in the future to its senior executives, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements.  Executive shall be entitled to incentive compensation and bonuses as provided in any plan of the Bank or Company in which Executive is eligible to participate.  Nothing paid to the Executive under any such plan or arrangement will be deemed to be in lieu of other compensation to which the Executive is entitled under this Agreement.  From time to time, and as determined by the Boards of Directors of the Company and the Bank, Executive may be entitled to participate in or receive benefits under plans relating to stock options and restricted stock awards that are made available by the Company or the Bank at any time in the future during the term of this Agreement, subject to and on a basis consistent with the terms, conditions and overall administration of such plans.

(c)    The Company or Bank (as they shall determine) shall also pay or reimburse Executive for all reasonable travel and other reasonable expenses incurred in the performance of Executive’s obligations under this Agreement and may provide such additional compensation in such form and such amounts as the Board of Directors of the Company or Bank may from time to time determine.

(d)    Executive shall take vacation at a time mutually agreed upon by the Company, Bank and Executive.  Executive shall receive his Base Salary and other benefits during periods of vacation. Executive shall also be entitled to paid legal holidays in accordance with the policies of the Bank.

4.    Payments to Executive Upon an Event of Termination.

(a)    Upon the occurrence of an Event of Termination (as herein defined) during Executive’s term of employment under this Agreement, the provisions of this Section 4 shall apply.  Unless Executive otherwise agrees, as used in this Agreement, an “Event of Termination” shall mean and include any one or more of the following:  (i) the termination by the Company or Bank of Executive’s full-time employment for any reason other than a termination governed by Section 7 of this Agreement; or (ii) Executive’s resignation from the Bank or Company, upon, any (A) failure to reappoint Executive as President and Chief Executive Officer, (B) material change in Executive’s functions, duties, or responsibilities with the Bank, the Company or its subsidiaries, which change would cause Executive’s position(s) to become of lesser responsibility, importance, or scope from the position and attributes thereof described in Section 1 of this Agreement, (C) material reduction in the benefits and perquisites provided to Executive from those being provided as of the effective date of this Agreement, except to the extent such coverage may be changed in its application to all Bank employees, (D) liquidation or dissolution of the Company or the Bank, or (E) breach of this Agreement by the Bank or Company.  Upon the occurrence of any event described in clauses (A), (B), (C), (D) or (E),  above, Executive shall have the right to terminate his employment under this Agreement by resignation upon not less than sixty (60) days prior written notice given within six (6) full calendar months after the event giving rise to Executive’s right to elect to terminate his employment.

(b)    Upon the occurrence of an Event of Termination, on the Date of Termination, as defined in Section 8, the Company and Bank (as they shall determine) shall be obligated to pay Executive, or, in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be the value of the Executive’s base salary for the remaining term of the Agreement plus the value of all benefits he would have received during the remaining term of the Agreement under any retirement programs (whether tax-qualified or non-qualified) in which Executive participated prior to his termination (with the amount of the benefits determined by reference to the benefits received by the Executive or accrued on his behalf under such programs during the twelve (12) months preceding his termination).  Executive shall receive this payment in a single lump sum within twenty (20) days of his termination of employment.  In addition, Executive and his dependents will continue to participate in any benefit plans of the Company or the Bank that provide health (including medical and dental), or life insurance, or similar coverage upon terms no less favorable than the most favorable terms provided to senior executives of the Company and the Bank during the remaining term of the Agreement.  In the event that the Company and the Bank are unable to provide such coverage by reason of Executive no longer being an employee, the Company and the Bank shall provide Executive with comparable coverage on an individual policy basis.  In the event the Bank or the Company is not in compliance with its minimum capital requirements or if such payments pursuant to this subsection (b) would cause the Company or Bank’s capital to be reduced below its minimum regulatory capital requirements, such payments shall be deferred until such time as either the Company or the Bank or successor thereto is in capital compliance.  No payments under this Section 4(b) shall be reduced in the event the Executive obtains other employment following termination of employment.

(c)     During the period commencing on the effective date of Executive’s termination under Section 4(a) of this Agreement and ending one (1) year thereafter (the “Restricted Period”), Executive shall not, without express prior written consent from the Company or the Bank, directly or indirectly, own or hold any proprietary interest in, or be employed by or receive remuneration from, any corporation, partnership, sole proprietorship of other entity (collectively, an “entity”) “engaged in competition” (as defined below) with the Bank or any other affiliates (“Competitor”).  For purposes of the preceding sentence, the term “proprietary interest” means direct or indirect ownership of an equity interest in an entity other than ownership of less than two percent (2%) of any class of stock in a publicly-held entity.  Further, an entity shall be considered to be “engaged in competition” if such entity is, or is a holding company for, or a subsidiary of an entity which is engaged in the business of providing banking, trust services, asset management advice, or similar financial services to consumers, businesses, individuals or other entities; and the entity, holding company or subsidiary maintains physical offices for the transaction of such business or businesses in any city, town or county in which the Executive’s normal business office is located or the Bank has an office or has filed an application for regulatory approval to establish an office, as determined on the date of Executive’s termination of employment.

(d)    During the Restricted Period, Executive shall not, without express prior written consent of the Bank or the Company, solicit or assist any other person in soliciting for the account of any Competitor, any customer or client of the Bank or any of its subsidiaries.

(e)    During the Restricted Period, Executive shall not, without the express prior written consent of the Bank, directly or indirectly, (i) solicit or assist any third party in soliciting for employment any person employed by the Bank or any of its subsidiaries at the time of the termination of Executive’s employment (collectively, “Employees”), (ii) employ, attempt to employ or materially assist any third party in employing or attempting to employ any Employee, or (iii) otherwise act on behalf of any Competitor to interfere with the relationship between the Bank or any of its affiliates and their respective Employees.

(f)    Executive acknowledges that the restrictions contained in this Sections (c) through (e) of this Section 4 are reasonable and necessary to protect the legitimate interests of the Bank and the Company and that any breach by Executive of any provision contained in Sections (c) through (e) of this Section 4 will result in irreparable injury to the Bank and Company for which a remedy at law would be inadequate.  Accordingly, Executive acknowledges that the Bank and Company shall be entitled to temporary, preliminary and permanent injunctive relief against Executive in the event of any breach or threatened breach by Executive of Sections (c) through (e) of this Section 4, in addition to any other remedy that may be available to the Bank or the Company whether at law or in equity.  With respect to Sections (c) through (e) of this Section 4 finally determined by a court of competent jurisdiction to be unenforceable, such court shall be authorized to reform this Agreement or any provision hereof so that it is enforceable to the maximum extent permitted by law.  If the covenants of Sections (c) through (e) above are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Bank’s or the Company’s right to enforce such covenants in any other jurisdiction and shall not bar or limit the enforceability of any other provisions.    The Bank and the Company shall not be required to post any bond or other security in connection with any proceeding to enforce Sections (c) through (e) of this Section 4.

(g)    The parties to this Agreement intend for the payments to satisfy the short-term deferral exception under Section 409A of the Code or, in the case of health and welfare benefits, not constitute deferred compensation (since such amounts are not taxable to Executive).  However, notwithstanding anything to the contrary in this Agreement, to the extent payments do not meet the short-term deferral exception of Section 409A of the Code and, in the event Executive is a “Specified Employee” (as defined herein) no payment shall be made to Executive under this Agreement prior to the first day of the seventh month following the Event of Termination in excess of the “permitted amount” under Section 409A of the Code.  For these purposes the “permitted amount” shall be an amount that does not exceed two times the lesser of: (A) the sum of Executive’s annualized compensation based upon the annual rate of pay for services provided to the Company for the calendar year preceding the year in which Executive has an Event of Termination, or (B) the maximum amount that may be taken into account under a tax-qualified plan pursuant to Section 401(a)(17) of the Code for the calendar year in which occurs the Event of Termination.  The payment of the “permitted amount” shall be made within sixty (60) days of the occurrence of the Event of Termination.  Any payment in excess of the permitted amount shall be made to Executive on the first day of the seventh month following the Event of Termination.  “Specified Employee” shall be interpreted to comply with Section 409A of the Code and shall mean a key employee within the meaning of Section 416(i) of the Code (without regard to Section 5 thereof), but an individual shall be a “Specified Employee” only if the Company is a publicly-traded institution or the subsidiary of a publicly-traded holding company.

5.     Change in Control.

(a)    For purposes of this Agreement, a Change in Control means any of the following events:

i.
Merger:  The Bank or the Company merges into or consolidates with another entity, or merges another entity into the Bank or the Company, and as a result less than a majority of the combined voting power of the resulting entity immediately after the merger or consolidation is held by persons who were shareholders of the Bank or the Company immediately before the merger or consolidation.

ii.
Change in Board Composition:  During any period of two consecutive years, individuals who constitute the Boards of Directors of the Bank or the Company at the beginning of the two-year period cease for any reason to constitute at least a majority of the Boards of Directors of the Bank or the Company; provided, however, that for purposes of this clause (iii), each director who is first elected by the board (or first nominated by the board for election by the members) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the two-year period shall be deemed to have also been a director at the beginning of such period.

iii.         Acquisition of Significant Share Ownership:  There is filed, or required to be filed, a report on Schedule 13D or another form or schedule (other than Schedule 13G) required under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner(s) of 20% or more of a class of the Bank’s or the Company’s voting securities, however this clause (iii) shall not apply to beneficial ownership of Bank or Company voting shares held in a fiduciary capacity by an entity of which the Bank or the Company directly or indirectly beneficially owns 50% or more of its outstanding voting securities.

iv.         Sale of Assets:  The Bank or the Company sells to a third party all or substantially all of its assets.

v.          Proxy Statement Distribution:  An individual or company (other than current management of the Company) solicits proxies from stockholders of the Company seeking stockholder approval of a plan of reorganization, merger or consolidation of the Company or Bank with one or more corporations as a result of which the outstanding shares of the class of securities then subject to such plan or transaction are exchanged for or converted into cash or property or securities not issued by the Bank or the Company.

vi.	Tender Offer: A tender offer is made for 20% or more of the voting securities of the Bank or Company then outstanding.

(b)    If any of the events described in Section (a) of this Section 5, constituting a Change in Control, have occurred or the Boards of Directors determine that a Change in Control has occurred, Executive shall be entitled to the benefits provided for in subsections (c) and (d) of this Section 5 upon his termination of employment at any time during the term of this Agreement and any extensions thereof, on or after the date the Change in Control occurs due to (i) Executive’s dismissal or (ii) Executive’s resignation following any demotion, loss of title, office or significant authority or responsibility, reduction in annual compensation or benefits or relocation of his principal place of employment by more than thirty (30) miles from its location immediately prior to the Change in Control.

(c)    Upon the occurrence of a Change in Control followed by Executive’s termination of employment, as provided for in Section (b) of this Section 5, the Company or Bank (as they shall determine) shall pay Executive, or in the event of his subsequent death, his beneficiary or beneficiaries or his estate, as the case may be, as severance pay, a sum equal to the greater of:  (i) the payments and benefits due for the remaining term of the Agreement or (ii) three (3) times Executive’s average Base Salary for the three (3) taxable years preceding the Change in Control or (iii) three (3) times Executive’s Base Salary for the most recent taxable year or portion thereof preceding the Change in Control.  The benefit shall be payable in one lump sum within 10 days of Executive’s last day of employment.

(d)     Upon the occurrence of a Change in Control and Executive’s termination of employment in connection therewith, the Bank and Company (as they shall determine) will cause to be continued life, medical and dental coverage substantially identical to the coverage maintained by the Bank for Executive and any of his dependents covered under such plans immediately prior to the Change in Control. Such coverage and payments shall cease upon the expiration of thirty-six (36) full calendar months following the Date of Termination.  At the election of Executive, the value of such benefits may be received as cash compensation. In the event Executive’s participation in any such plan or program is barred, the Bank and/or Company (as they shall determine) shall arrange to provide Executive and his dependents with benefits substantially similar to those of which Executive and his dependents would otherwise have been entitled to receive under such plans and programs from which their continued participation is barred or at the election of Executive, provide their economic equivalent.

(e)     The parties to this Agreement intend for the payments to satisfy the short-term deferral exception under Section 409A of the Code or, in the case of health and welfare benefits, not constitute deferred compensation (since such amounts are not taxable to Executive).  However, notwithstanding anything to the contrary in this Agreement, to the extent payments do not meet the short-term deferral exception of Section 409A of the Code and, in the event Executive is a “Specified Employee” (as defined herein) no payment shall be made to Executive under this Agreement prior to the first day of the seventh month following the Event of Termination in excess of the “permitted amount” under Section 409A of the Code.  For these purposes the “permitted amount” shall be an amount that does not exceed two times the lesser of: (A) the sum of Executive’s annualized compensation based upon the annual rate of pay for services provided to the Company for the calendar year preceding the year in which Executive has an Event of Termination, or (B) the maximum amount that may be taken into account under a tax-qualified plan pursuant to Section 401(a)(17) of the Code for the calendar year in which occurs the Event of Termination.  The payment of the “permitted amount” shall be made within sixty (60) days of the occurrence of the Event of Termination.  Any payment in excess of the permitted amount shall be made to Executive on the first day of the seventh month following the Event of Termination.  “Specified Employee” shall be interpreted to comply with Section 409A of the Code and shall mean a key employee within the meaning of Section 416(i) of the Code (without regard to paragraph 5 thereof), but an individual shall be a “Specified Employee” only if the Company is a publicly-traded institution or the subsidiary of a publicly-traded holding company.

6.    Change in Control Related Provisions.

Notwithstanding the provisions of Section 5, in no event shall the aggregate payments or benefits to be made or afforded to Executive under said sections (the “Termination Benefits”) constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986 or any successor thereto, and in order to avoid such a result, Termination Benefits will be reduced, if necessary, to an amount (the “Non-Triggering Amount”), the value of which is one dollar ($1.00) less than an amount equal to the maximum amount allowable as a deduction by the Bank or Company, as determined in accordance with said Section 280G.  The allocation of the reduction required hereby among the Termination Benefits provided by Section 5 shall be made first to any cash payment due under this Agreement and next, but only to the extent necessary, by waiving the vesting of any equity compensation awards then outstanding.

7.     Termination for Cause.

The phrase termination for “Cause” shall mean termination because of Executive’s personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, regulation (other than traffic violations or similar offenses), Executive’s breach of a final cease and desist order issued by the Pennsylvania Department of Banking and Securities or the Federal Deposit Insurance Corporation, the Securities and Exchange Commission, or any regulatory agency having jurisdiction over the Bank or Company, or material breach of any provision of this Agreement.

8.     Notice.

(a)     Any purported termination by the Bank or Company or by Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(b)    “Date of Termination” shall mean the date specified in the Notice of Termination.

(c)     If, within thirty (30) days after any Notice of Termination (except for termination for Cause) is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, except upon the occurrence of a Change in Control and voluntary termination by Executive in which case the Date of Termination shall be the date specified in the Notice, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected), and provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Bank and Company (as they shall determine) will continue to pay Executive his full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, Base Salary) and continue him as a participant in all compensation, benefit and insurance plans in which he was participating when the notice of dispute was given, until the dispute is finally resolved in accordance with this Agreement. Amounts paid pursuant to this provision shall be in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

9.     Post-Termination Obligations.

All payments and benefits to Executive under this Agreement shall be subject to Executive’s compliance with this Section 9 for one (1) full year after the earlier of the expiration of this Agreement or termination of Executive’s employment with the Company. Executive shall, upon reasonable notice, furnish such information and assistance to the Company and Bank as may reasonably be required by the Company and Bank in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party.  Bank and Company (as they shall determine) shall reimburse Executive all reasonable expenses, including costs, fees and expenses for Executive’s counsel in complying with the provisions of this Section 9.

10.     Loyalty and Confidentiality.

(a)    During the term of this Agreement Executive:  (i) shall devote all his time, attention, skill, and efforts to the faithful performance of his duties hereunder; provided, however, that from time to time, Executive may serve on the boards of directors of, and hold any other offices or positions in, companies or organizations which will not present any conflict of interest with the Company and the Bank or any of their subsidiaries or affiliates, unfavorably affect the performance of Executive’s duties pursuant to this Agreement, or violate any applicable statute or regulation and (ii) shall not engage in any business or activity contrary to the business affairs or interests of the Company and the Bank.

(b)    Nothing contained in this Agreement shall prevent or limit Executive’s right to invest in the capital stock or other securities of any business dissimilar from that of the Company and the Bank, or, solely as a passive, minority investor, in any business.

(c)    Executive agrees to maintain the confidentiality of any and all information concerning the operation or financial status of the Company and the Bank; the names or addresses of any of its borrowers, depositors and other customers; any information concerning or obtained from such customers; and any other information concerning the Company and the Bank to which he may be exposed during the course of his employment. The Executive further agrees that, unless required by law or specifically permitted by the Board in writing, he will not disclose to any person or entity, either during or subsequent to his employment, any of the above-mentioned information which is not generally known to the public, nor shall he employ such information in any way other than for the benefit of the Company and the Bank.

11.     Death and Disability.

(a)    Death. Notwithstanding any other provision of this Agreement to the contrary, in the event of Executive’s death during the term of this Agreement, the Bank or Company (as they shall determine) shall immediately pay his estate any salary and bonus accrued but unpaid as of the date of his death, and, for a period of six (6) months after Executive’s death, the Bank shall continue to provide his dependents’ medical insurance benefits existing on the date of his death and shall pay Executive’s designated beneficiary all compensation that would otherwise be payable to him pursuant to Section 3(a) of this Agreement. This provision shall not negate any rights Executive or his beneficiaries may have to death benefits under any employee benefit plan of the Company or the Bank.

(b)    Disability.

(i)
The Bank or Company or Executive may terminate Executive’s employment after having established Executive’s Disability. For purposes of this Agreement, “Disability” means a physical or mental infirmity that impairs Executive’s ability to substantially perform his duties under this Agreement and that results in Executive becoming eligible for long-term disability benefits under the Company’s or the Bank’s long-term disability plan (or, if the Company or the Bank has no such plan in effect, that impairs Executive’s ability to substantially perform his duties under this Agreement for a period of one hundred eighty (180) consecutive days). The Boards of Directors shall determine whether or not Executive is and continues to be permanently disabled for purposes of this Agreement in good faith, based upon competent medical advice and other factors that they reasonably believe to be relevant. As a condition to any benefits, the Boards of Directors may require Executive to submit to such physical or mental evaluations and tests as it deems reasonably appropriate.

(ii)
In the event of Disability, Executive’s obligation to perform services under this Agreement will terminate. In the event of such termination, Executive shall continue to receive two-thirds (66.667%) of his monthly Base Salary (at the annual rate in effect on the Date of Termination) following termination through the earlier of:  (A) the date Executive returns to full-time employment at the Company or the Bank in the same capacity as he was prior to his termination for Disability; (B) Executive’s death; (C) Executive’s attainment of age 65 , or (D) termination of this Agreement. Such payments shall be reduced by the amount of any short- or long-term disability benefits payable to Executive under any disability program sponsored by the Company or the Bank. In addition, during any period of Executive’s Disability, Executive and his dependents shall, to the greatest extent possible, continue to be covered under all benefit plans (including, without limitation, retirement plans and medical, dental and life insurance plans) of the Company or the Bank in which Executive participated prior to the occurrence of Executive’s Disability, on the same terms as if Executive were actively employed by the Bank or Company.

12.     Source of Payments.

All payments provided for in this Agreement shall be timely paid in cash or check from the general funds of the Bank. Company and Bank reserve the right to make payments provided for in this Agreement from general funds of the Company.

13.    Effect of Prior Agreements and Existing Benefit Plans.

This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Bank, Company or any predecessor of the Bank, Company and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

14.    No Attachment.

(a)    Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation, or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void and of no effect.

(b)    This Agreement shall be binding upon, and inure to the benefit of Executive, the Bank, the Company and their respective successors and assigns.

15.    Modification and Waiver.

(a)    This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b)    No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

16.    Severability.

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity’ shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

17.    Headings for Reference Only.

The headings of sections and Sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

18.    Governing Law.

This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania (without regard to principles of conflicts of law of that state).

19.    Arbitration.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three (3) arbitrators sitting in a location selected by Executive within fifty (50) miles from the location of the Bank, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

In the event any dispute or controversy arising under or in connection with Executive’s termination is resolved in favor of Executive, whether by judgment, arbitration or settlement, Executive shall be entitled to the payment of all back-pay, including salary, bonuses and any other cash compensation, fringe benefits and any compensation and benefits due Executive under this Agreement.

20.    Payment of Legal Fees.

All reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Bank or Company (as they shall determine), only if Executive is successful pursuant to a legal judgment, arbitration or settlement.

21.     Indemnification.

The Bank and Company shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense and shall indemnify Executive (and his heirs, executors and administrators) (in accordance with the By-Laws of both Bank and Company) to the fullest extent permitted under federal law or under the Bank and Company Charters against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Company or Bank (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements.

22.    Successor to the Company.

The Bank and Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank or the Company, expressly and unconditionally to assume and agree to perform the Bank and Company’s obligations under this Agreement, in the same manner and to the same extent that the Bank and Company would be required to perform if no such succession or assignment had taken place.

23.     Required Provisions.

In the event any of the foregoing provisions of this Section 23 are in conflict with the terms of this Agreement, this Section 23 shall prevail.

(a)    Any payments made to employees pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. §1828(k) and FDIC regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

IN WITNESS WHEREOF, Fox Chase Bancorp, Inc. and Fox Chase Bank have caused this amended and restated Agreement to be executed and its seal to be affixed hereunto by their duly authorized officer and Executive has signed this Agreement, on the 17th day of November, 2014.

ATTEST:	FOX CHASE BANCORP, INC.

/s/ Mary Regnery	By:	/s/ Thomas M. Petro
For the Entire Board of Directors

ATTEST:	FOX CHASE BANK

/s/ Mary Regnery		/s/ Thomas M. Petro
For the Entire Board of Directors

WITNESS:

/s/ Susan A. Vinchiarello		/s/ Roger S. Deacon
Roger S. Deacon